EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Fortress Investment Group LLC for the registration of Class A Shares and to the incorporation by reference therein of our reports dated February 27, 2014, with respect to the consolidated financial statements of Fortress Investment Group LLC and the effectiveness of internal control over financial reporting of Fortress Investment Group LLC and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
March 11, 2014